EXHIBIT 99.1

CONTACT:
George B. Sundby
Executive Vice President and
Chief Financial Officer
ABM Industries Incorporated
(415) 733-4000

ABM INDUSTRIES ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Company Achieves a 25% Increase in Net Income on Record Revenue of $647 Million

SAN FRANCISCO, CA — March 7, 2005 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported net income for the first quarter of fiscal 2005 was $7.9 million ($0.16 per diluted share) up 25.4% compared to $6.3 million ($0.13 per diluted share) for the prior year first quarter. Sales and other income for the first quarter of fiscal 2005 increased 13.4% to $647.4 million from $570.8 million in the first quarter of fiscal 2004. Net cash flow from continuing operating activities was $14.9 million, up 6.4% compared to $14.0 million for the comparable quarter last year.

“We are very pleased with our first quarter performance,” stated Henrik Slipsager, ABM’s president and chief executive officer. “All of our major operating units experienced gains in both sales and operating profits, including our Lighting business. In particular, Parking, Security, and Engineering businesses showed substantial year-over-year improvements. ABM’s operating results benefited from contributions from acquisitions completed in the last twelve months, new contracts and an expansion of services with existing customers,” he added.

“During the quarter, we extended our geographic reach with the acquisitions of Sentinel Guard Systems and Colin Service Systems,” Mr. Slipsager continued. “These strategic acquisitions enhanced our security services in Los Angeles and San Francisco and our janitorial businesses in the Northeast and Mid-Atlantic states. In addition to these acquisitions, I am encouraged by the progress we are making in our Lighting business. This segment of our business is still a turnaround situation, but our move from being primarily focused on national coverage to targeted regional and local sales, coupled with adding new local salespersons in each of our key markets, is having a positive effect on our results,” he added.

Mr. Slipsager concluded, “Our net cash flows from continuing operations improved by approximately 6% to $14.9 million, and we ended the quarter with $63 million in cash and cash equivalents, $235 million in working capital and no debt. Given our strong sales and marketing momentum, continued organic growth, and the benefit of recent acquisitions, we are increasing our fiscal 2005 guidance to $0.98 to $1.03 per diluted share. This is exclusive of future acquisitions, and does not include the adoption of SFAS 123R, which will require the Company to expense stock options and become effective in the Company’s fourth quarter beginning August 1, 2005. Currently, the Company estimates that stock-based compensation expense for the fourth quarter of 2005 will be approximately $0.02 per diluted share. For the second quarter of fiscal 2005, we are projecting earnings per diluted share of $0.21 to $0.23. The second quarter has one less work day compared to the same period last year.”

Conference Call
ABM Industries Incorporated will host a conference call on Tuesday, March 8, 2005, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time). The call will be hosted by Henrik Slipsager, president and chief executive officer, and George Sundby, executive vice president and chief financial officer. A live broadcast over the Internet will be accessible at www.irconnect.com/primecast/05/q1/abm_1q2005.html and through the Investor Relations section of the Company’s web site at www.abm.com. The webcast will be archived online within one hour of the completion of the conference call and available at this URL for a period of one year. In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 440-9648 within 15 minutes before the event. Telephonic replays will be available for 48 hours after the call by dialing (800) 642-1687, and then entering ID #4346231.

About ABM Industries Incorporated
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA), ABM Facility Services, which includes ABM Engineering and CommAir Mechanical, and Amtech Lighting.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) an increase in costs that the Company cannot pass on to customers; (2) intense competition that lowers revenue or reduces margins; (3) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (4) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (5) a decline in commercial office building occupancy rates lowers sales and profitability; (6) financial difficulties or bankruptcy of a major customer; (7) major labor disputes that disrupt business; (8) the loss of long-term customers; (9) weakness in airline travel and the hospital industry that affects the results of the Company’s Parking segment; (10) low levels of capital investments by customers that impacts project sales of the Lighting and Mechanical segments, (11) acquisition activity slows or is unsuccessful; (12) the Company’s significant accounting and other control costs increase; (13) an adverse internal control evaluation under Section 404 of the Sarbanes-Oxley Act affects ABM’s stock price; and (14) other issues and uncertainties that may include: labor shortages that adversely affect the Company’s ability to employ entry level personnel, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally-mandated healthcare benefits, new accounting pronouncements or changes in accounting policies, impairment of goodwill and other intangible assets, the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company, and inclement weather that disrupts the Company in providing services.

BALANCE SHEET SUMMARY

	January 31,	October 31,
	2005	2004
Assets	(UNAUDITED)
Cash and cash equivalents	$62,975,000	$63,369,000
Trade accounts receivable, net	331,707,000	317,713,000
Other current assets	109,886,000	101,899,000

Total current assets	504,568,000	482,981,000
Goodwill	234,995,000	227,447,000
Other intangibles, net	26,977,000	22,290,000
All other assets	108,364,000	109,806,000

Total assets	$874,904,000	$842,524,000

Liabilities
Current liabilities	$269,432,000	$254,428,000
Non-current liabilities	147,958,000	145,935,000

Total liabilities	417,390,000	400,363,000
Stockholders’ Equity	457,514,000	442,161,000

Total liabilities and stockholders’ equity	$874,904,000	$842,524,000

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
	2005	2004

Net cash flows from continuing operating activities	$14,863,000	$14,037,000
Net operational cash flows from discontinued operation	—	(30,507,000)

Net Cash Provided By (Used In) Operating Activities	$14,863,000	$(16,470,000)
Net Cash Used In Investing Activities	$(18,669,000)	$(1,384,000)
Common stock issued	$8,595,000	$4,156,000
Stock buyback	—	(1,689,000)
Dividends paid	(5,183,000)	(4,855,000)

Net Cash Provided By (Used In) Financing Activities	$3,412,000	$(2,388,000)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2005	2004	(Decrease)
Revenues
Sales and other income	$647,363,000	$570,823,000	13.4%
Expenses
Operating expenses and cost of goods sold	585,929,000	517,459,000	13.2%
Selling, general and administrative expenses	47,062,000	42,393,000	11.0%
Intangible amortization	1,356,000	868,000	56.2%
Interest expense	252,000	250,000	0.8%

	634,599,000	560,970,000	13.1%

Income before income taxes	12,764,000	9,853,000	29.5%
Income taxes	4,840,000	3,518,000	37.6%

Net Income	$7,924,000	$6,335,000	25.1%

Net Income Per Common Share
Basic	$0.16	$0.13	23.1%
Diluted	$0.16	$0.13	23.1%

Average Common And Common Equivalent Shares
Basic	49,192,000	48,512,000	1.4%
Diluted	50,402,000	49,785,000	1.2%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2005	2004	(Decrease)
Sales and Other Income
Janitorial	$376,123,000	$350,605,000	7.3%
Parking	101,126,000	93,858,000	7.7%
Security	73,111,000	40,876,000	78.9%
Engineering	58,048,000	48,176,000	20.5%
Lighting	29,416,000	26,613,000	10.5%
Other	9,198,000	10,448,000	-12.0%
Corporate	341,000	247,000	38.1%

	$647,363,000	$570,823,000	13.4%

Operating Profit
Janitorial	$12,432,000	$12,315,000	1.0%
Parking	2,388,000	989,000	141.5%
Security	3,087,000	1,477,000	109.0%
Engineering	3,001,000	2,565,000	17.0%
Lighting	681,000	618,000	10.2%
Other	(229,000)	262,000	—
Corporate expenses	(8,344,000)	(8,123,000)	2.7%

Operating Profit	13,016,000	10,103,000	28.8%
Interest expense	(252,000)	(250,000)	0.8%

Income before income taxes	$12,764,000	$9,853,000	29.5%